Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

Royalty Pharma plc

Guarantor:

Royalty Pharma Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.150% Senior Notes due 2029	457(r)	$500,000,000	98.758%	$493,790,000	$147.60 per $1,000,000	$72,883.40
	Debt	Guarantees of 5.150% Senior Notes due 2029 (1)	Other (2)	—	—	—	—	—
	Debt	5.400% Senior Notes due 2034	457(r)	$500,000,000	97.872%	$489,360,000	$147.60 per $1,000,000	$72,229.54
	Debt	Guarantees of 5.400% Senior Notes due 2034 (1)	Other (2)	—	—	—	—	—
	Debt	5.900% Senior Notes due 2054	457(r)	$500,000,000	97.617%	$488,085,000	$147.60 per $1,000,000	$72,041.35
	Debt	Guarantees of 5.900% Senior Notes due 2054 (1)	Other (2)	—	—	—	—	—

	Total Offering Amounts					$1,471,235,000		$217,154.29

	Net Fee Due							$217,154.29

(1)	Royalty Pharma Holdings Ltd provided a guarantee with respect to the 5.150% Senior Notes due 2029, 5.400% Senior Notes due 2034 and 5.900% Senior Notes due 2054 issued by Royalty Pharma plc.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.